CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 25, 2016, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 46 (included in Invesco Unit Trusts, Municipal Series 1160) as of September 30, 2015, and for the period from October 21, 2013 (date of deposit) through September 30, 2014 and for the year ended September 30, 2015 and the financial highlights for the period from October 21, 2013 (date of deposit) through September 30, 2014 and for the year ended September 30, 2015, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-186838) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 25, 2016